UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Speed Commerce, Inc. (f/k/a Navarre Corporation)
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 (f/k/a NAVARRE CORPORATION)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 23, 2013

Please take notice that the Annual Meeting of the Shareholders of Speed Commerce, Inc., f/k/a Navarre Corporation (the “Company”) will be held at the time and place and for the purposes indicated below.

TIME	2:30 p.m., Central Daylight Time, on Wednesday, October 23, 2013
PLACE	Hyatt Regency North Dallas/Richardson 701 E. Campbell Road Richardson, Texas 75081
ITEMS OF BUSINESS	1. To elect the five nominees for the Board of Directors named in the attached Proxy Statement for the terms as described;

2.  To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2014 fiscal year;

3.  To conduct an advisory vote on named executive officer compensation for the fiscal year ended March 31, 2013 as disclosed in the accompanying Proxy Statement (“Say on Pay”); and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.
ADJOURNMENTS AND POSTPONEMENTS

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

ANNUAL REPORT	Our 2013 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.
RECORD DATE	You can vote if you were a shareholder of record at the close of business on August 30, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held October 23, 2013

The following materials, also included with this Notice, are available for view on the Internet:
• Proxy Statement for the Annual Meeting of Shareholders
• Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2013
To view the Proxy Statement or Annual Report to Stockholders, visit: http://www.speedcommerce.com/Investors/

Thank you for your continued support of Speed Commerce, Inc.

By Order of the Board of Directors, -s- Ryan F. Urness Ryan F. Urness Secretary and General Counsel
September 12, 2013

 TABLE OF CONTENTS

Information about this Proxy Solicitation and Voting	1
Proposals to be Voted on at the Annual Meeting	3
Proposal No. 1 — To Elect the Five Named Nominees as Directors	3
Proposal No. 2 — To Ratify the Appointment of Grant Thornton LLP	4
Proposal No. 3 — To Conduct Say on Pay Advisory Vote	5
Information Concerning Directors and Nominees	6
Board of Directors, Committees and Corporate Governance	8
Compensation of Directors	13
Report of the Audit Committee	15
Audit and Non-Audit Fees	16
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors	16
Security Ownership of Certain Beneficial Owners and Management	17
Executive Compensation	18
Executive Officers of the Company	18
Compensation Discussion and Analysis	19
Risk Assessment of Our Compensation Policies and Practices	27
Compensation Committee Report	28
Compensation Committee Interlocks and Insider Participation	28
Executive Compensation Tables	29
Executive Severance and Change In Control Agreements	33
Potential Payments Upon Termination	35
Section 16(a) Beneficial Ownership Reporting Compliance	35
Shareholder Proposals for the 2014 Annual Meeting	35
Other Business	36

Your Vote is Important

We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

 SPEED COMMERCE, INC.

(f/k/a Navarre Corporation)

1303 E. Arapaho Road, Suite 200

Richardson, Texas 75081

(866) 377-3331

________________

PROXY STATEMENT

Annual Meeting of Shareholders

October 23, 2013

________________

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING

Navarre Corporation was incorporated in Minnesota in 1983, and, effective September 9, 2013, we changed our corporate name to Speed Commerce, Inc. Our corporate headquarters has moved from Minneapolis, Minnesota and is now located at 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081, and our telephone number is (866) 377-3331. Our website address is www.speedcommerce.com. References to our website are not intended to, and do not, incorporate information found on the website into this Proxy Statement. Our most recent fiscal year ended March 31, 2013 (“FY2013”).

Proxy Statement and Solicitation of Votes

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Wednesday, October 23, 2013 at 2:30 p.m., Central Standard Time, at the Hyatt Regency North Dallas/Richardson, 701 E. Campbell Road, Richardson, Texas 75081, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about September 12, 2013.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We intend to solicit proxies by mail, electronic mail, facsimile, telephone and personal contact. Our directors, officers and employees may also solicit proxies by personal contact, telephone and otherwise, but they will not receive any additional compensation for those services.

Voting Shares

Only shareholders of record as of the close of business on August 30, 2013 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 56,872,698 shares of common stock, no par value (the “Common Stock”), each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded in your name by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership held in a brokerage, bank or other account, i.e. shares held in “street name.”

If your ownership is recorded directly, you will receive a proxy card from the Company. However, if your share ownership is beneficial, your broker, bank, and/or other institution will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or other institutional holder how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker or other institutional holder, your shares will not be voted on any proposal on which your broker or other institutional holder does not have discretionary authority to vote, including the vote to elect directors and the advisory votes on Say on Pay. If your broker or other institutional holder lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a “broker non-vote” on that item.

You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.

Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information.

The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014; and “FOR” the compensation of the named executive officers as disclosed in this Proxy Statement. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

How Votes Are Counted

Each share of our Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting (at least 28,436,350 shares), must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted as shares present for determining the presence or absence of a quorum. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome for the same reason.

With respect to all other matters you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” are considered shares entitled to vote on the particular matter and will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.

Votes Required

The vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. Plurality means that, if shareholders will be electing five directors, then the five nominees receiving the most affirmative votes will be elected. The approval of all other matters, except for advisory votes, requires the affirmative vote of the greater of (i) a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting. A large number of broker non-votes may result in the inability to attain the required minimum affirmative vote.

With respect to the advisory vote on Say on Pay, the Company will consider that our shareholders approve of the compensation for the named executive officers as disclosed in this Proxy Statement if there are more “FOR” votes than the total of “AGAINST” and “ABSTAIN” votes.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — Election of Five Nominees as Directors

Our Amended and Restated Articles of Incorporation, approved by the shareholders on September 15, 2005, provide that the Board must consist of between seven and eleven directors, as designated by the Board from time to time. Currently, the Board consists of eight directors, and the Board has determined that, as of the date of the Annual Meeting, the Board will be increased to nine directors and that Class I, Class II and Class III will each consist of three directors. The Amended and Restated Articles of Incorporation also provide that the Board of Directors is divided into three staggered classes of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term.

At the Annual Meeting, the terms of five directors are expiring. They are Keith A. Benson, Monroe David Bryant, Jr., Timothy R. Gentz, Tom F. Weyl and Jeffrey B. Zisk. Mr. Weyl has reached the mandatory retirement age and is ineligible to stand for re-election. The Board has determined, upon the recommendation of the Governance and Nominating Committee, that, Rebecca Lynn Atchison is nominated to be elected as a Class I director, joining Bradley J. Shisler and Richard S Willis, to hold office for a two-year term expiring at the annual meeting of shareholders held in 2015, subject to prior retirement, resignation, death or removal from office. In addition, upon the recommendation of the Governance and Nominating Committee, and pursuant to the agreement described below, the Board has nominated Messrs. Gentz, Bryant and Zisk to be re-elected as Class II directors to hold office for a three-year term expiring at the annual meeting of shareholders held in 2016, subject to prior retirement, resignation, death or removal from office. Finally, upon the recommendation of the Governance and Nominating Committee, the Board has nominated Mr. Benson to be re-elected as a Class III director, joining Kathleen P. Iverson and Frederick C. Green, IV, to hold office for a one-year term expiring at the annual meeting of shareholders held in 2014, subject to prior retirement, resignation, death or removal from office.

On February 11, 2011, the Company entered into an agreement (the “Agreement”), subsequently amended on October 31, 2011, with Steven R. Becker, Matthew A. Drapkin, Becker Drapkin Management, L.P., Becker Drapkin Partners (Q.P.), L.P., Becker Drapkin Partners, L.P., BD Partners II, L.P. and BC Advisors, LLC (collectively, the “Becker Drapkin Group”). Under the Agreement, the Company agreed to increase the size of the Board from nine to ten directors and to appoint Mr. Shisler and Mr. Willis as Class I members of the Board effective within five business days of February 11, 2011. Pursuant to the Company’s Amended and Restated Articles of Incorporation, Mr. Willis and Mr. Shisler were elected by the Company’s shareholders as directors at the annual meeting of shareholders held September 15, 2011 for terms expiring at the Company’s annual meeting of shareholders held in 2012 (the “2012 Annual Meeting”). The Board also nominated Mr. Willis and Mr. Shisler, as required by the Agreement, for re-election at the 2012 Annual Meeting, and they were re-elected by the Company’s shareholders for terms expiring at the Company’s annual meeting of shareholders held in 2015. The Agreement also requires the Becker Drapkin Group to vote its shares at the annual meetings of shareholders held in 2011, 2012 and 2013 in favor of all directors nominated by the Board provided that the nominees are either current members of the Board or otherwise reasonably acceptable to the Becker Drapkin Group.

In connection with the Company’s acquisition of Speed Commerce Corp. (f/k/a SpeedFC, Inc.) in November 2012, the Company agreed to (i) to appoint Mr. Zisk and Mr. Bryant to the Board on the effective date of the merger to serve until the next annual meeting of shareholders held in 2013; and (ii) to nominate Mr. Zisk and Mr. Bryant for re-election at the Annual Meeting.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named as proxies in the proxy card will vote for any substitute nominee proposed by the Board of Directors.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2—Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014 (“FY2014”). Although shareholder ratification of this appointment is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the appointment, although it will not be required to select a different independent registered public accounting firm for the Company for FY2014.

Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP.

PROPOSAL NO. 3— Approval on an advisory basis of the compensation paid to the Named Executive Officers for FY2013 as disclosed in this Proxy Statement (“Say on Pay”)

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for FY2013 as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the “Executive Compensation” sections of this Proxy Statement including the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures. These sections describe our compensation philosophy, objectives, plans and goals and the compensation practices and decisions that were applicable in FY2013.

Our executive compensation program is a combination of base salary, annual cash incentive opportunity, long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan, and benefits generally available to the Company’s other employees. It is competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment and retention of the strong leadership necessary to grow our business and drive financial results.

Our pay-for-performance philosophy is reflected in the annual cash incentive opportunity and long-term incentive components of our compensation program, and in FY2013:

●

Certain named executive officers received discretionary annual incentive payments to recognize the significant progress made during FY2013 towards executing the Company’s strategic plan. These awards were significantly less than the target bonus amounts the executives would have earned had the Company fully met its financial goals; and

●

The named executive officers received appropriate stock option and restricted stock awards to align the interests of the executive officers with the interests of our shareholders and encourage long-term value creation.

The compensation of our named executive officers was structured to embody the following best practices:

●	Compensation committee and compensation consultant independence;
●	Regular assessment of compensation risks;
●	An expectation that executive officers maintain certain stock ownership levels;
●	A policy that prohibits executive officers from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock;
●	No IRC Section 280G tax gross-ups;
●	No supplemental retirement plans; and
●	Minimal executive perquisites.

Because the Say on Pay vote is advisory, it will not affect any compensation already paid or awarded to any named executive officer, nor will it be binding on the Company, the Board or the Compensation Committee. Nonetheless, the Compensation Committee will consider the results of the Say on Pay vote and take the results into account when making future decisions concerning our executive compensation program and the compensation paid to our named executive officers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” THE APPROVAL OF COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Names, Principal Occupations for the Past Five Years and Selected

Other Information Concerning Nominees and Directors

NOMINEE FOR DIRECTOR — Term to Expire at Annual Meeting in 2014 (Class III)

KEITH A. BENSON, age 69, has served as a director of the Company since September 2003 and is a member of the Audit Committee (Chair of Audit Committee during FY2013) and Governance and Nominating Committee. Since August 2008, Mr. Benson has served in various financial support positions including CFO and Financial Advisor with Trustwater, USA, Inc., a manufacturer of water disinfectant. Until his retirement in 2002, Mr. Benson was employed in the retailing industry, including over 20 years at The Musicland Group, Inc. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and CFO. He also served as a director of Musicland’s parent company, Musicland Stores Corporation (NYSE), from 1992 until its acquisition by Best Buy Co., Inc. in February 2001. Previously, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation). Mr. Benson’s director qualifications include his extensive corporate finance and business experience in the retail industry, as well as his experience as a director of other public companies. Mr. Benson has been designated the Audit Committee’s financial expert due to his experience in risk management, financial reporting, accounting and controls.

NOMINEE FOR DIRECTOR — Term to Expire at Annual Meeting in 2015 (Class I)

REBECCA LYNN ATCHISON, age 53, has not previously served as a director of the Company. Since August 2006, she has been the Chief Financial Officer of HomeAway, Inc. (NASDAQ: AWAY), an internet-based operator of the world’s largest online marketplace for the vacation rental industry. Previously, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider, from February 2004 to August 2006. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover’s, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Prior to that, Ms. Atchison worked for eight years as an accountant with Ernst & Young LLP. Ms. Atchison holds a B.B.A. in accounting from Stephen F. Austin State University. Ms. Atchison’s director qualifications include her 30 years of finance and accounting experience and her experience in operating internet-based businesses.

NOMINEES FOR DIRECTOR — Terms to Expire at Annual Meeting in 2016 (Class II)

MONROE DAVID BRYANT, JR., age 61, has served as a director of the Company since November 2012 and is a member of the Audit Committee. Previously, he had served as a director of the predecessor entity to Speed Commerce Corp. (f/k/a SpeedFC, Inc.) since its founding in May 2000 until its acquisition by the Company in November 2012. Mr. Bryant is a shareholder in Cox Smith Matthews, Incorporated, the largest law firm based in San Antonio, Texas. Mr. Bryant started the Dallas office of the firm in 2005 and practices litigation across several areas of law including financial fraud and bankruptcy-related litigation, technology and real estate litigation, securities and corporate governance matters and across all areas of business dispute practice. Since 2003, Mr. Bryant has also been a director of The Landrum Company and/or its principal subsidiary, The Landmark Bank, N.A., based in Columbia, Missouri. Previously, Mr. Bryant served as Vice President and General Counsel for Perot Systems Corporation, then a privately held technology services company, and as Senior Vice President and General Counsel of Amtech Corporation (NASDAQ:AMTC), a manufacturer and service provider with respect to radio frequency identification equipment.  Mr. Bryant earned a J.D. degree from Harvard Law School, magna cum laude, in 1975.  He is a member of the State Bars of Texas and California and also serves as a Senior Trustee of Austin College, a private liberal arts college in Sherman, Texas. Mr. Bryant’s director qualifications include his extensive legal experience and deep understanding of business litigation, banking and technology services and his knowledge of e-commerce and third party logistics services.

TIMOTHY R. GENTZ, age 63, has served as a director of the Company since May 2004 and as Chairman of the Board since September 2011 and is Chair of the Governance and Nominating Committee. From January 2005 to June 2012, Mr. Gentz was a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the COO of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the COO and CFO for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical (NASDAQ), Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies. In May 2011, Mr. Gentz was elected as a director of TOBI, Inc. (TOAK.OB), an inactive bank holding company formerly known as Treaty Oak Bancorp, Inc. Mr. Gentz’s director qualifications include his extensive financial expertise, his diverse business experience with other public companies, and his significant distribution industry experience. His leadership skills and qualifications have been demonstrated as a CEO, COO and CFO in private and public companies.

JEFFREY B. ZISK, age 56, has served as a director of the Company since November 2012. He founded the predecessor entity to Speed Commerce Corp. (f/k/a SpeedFC, Inc.) in May 2000 and served as its President, Chairman and CEO until its acquisition by the Company in November 2012, at which time he was appointed President of Speed Commerce Corp. He has over 30 years of experience in the fulfillment, technology and retail industries. Mr. Zisk began his entrepreneurial career by partnering with Ross Perot in the successful start-up of AMWC (d.b.a. American Wholesale Club), a warehouse retailer/wholesaler of grocery, hardline and soft-line products. Following the successful sale of AMWC to a large competitor, Mr. Zisk served as CEO, President and Founder of Entertainment Foods, Inc., a manufacturer, distributor and retailer of high quality fresh prepared foods. Prior to founding the predecessor entity to Speed Commerce Corp, he also served as President and COO of Designers Collection, Inc., a Dallas-based manufacturer and distributor of home textile products and Vice President of TurboChef Inc., a cooking technology company. Mr. Zisk graduated from Vanderbilt University in 1979 with a Bachelor's of Engineering degree. He grew up in Dallas, Texas, and attended St. Marks School of Texas, a private preparatory school where he previously served as a Trustee for many years. Mr. Zisk’s director qualifications include his extensive experience in end-to-end e-commerce and third party logistics services and his diverse business experience in the fulfillment, technology and retail industries.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2014 (Class III)

FREDERICK C. GREEN IV, age 56, has served as a director of the Company since September 2009 and is Chair of the Compensation Committee and a member of the Strategic Transactions Committee. Mr. Green is the Chief Development Officer of Range Systems, Inc. and Sealed Mindset, LLC, companies providing live fire shooting products and services for the military, law enforcement and consumer communities. Previously, Mr. Green was the President of Jonaco Machine, a contract manufacturer to the aerospace and medical equipment industries. From 2005 to 2010, Mr. Green was the Managing Director of Denali Partners, LLC, a private equity firm that he co-founded in 2004. Jonaco Machine was previously a portfolio company of Denali Partners and was sold by Denali in late 2010. Previously, from 2002 to 2004, he founded and was the Managing Director of Marathon Partners LLC, a management firm for the portfolio companies of private equity firms. From 1999 to 2002, he served as the Chief Operating Officer of Bracknell Corporation, a $1.4 billion facilities infrastructure company with 33 locations in North America, and previously he was the President and CEO of Nationwide Electric, Inc., a national electrical installation and services company that was acquired by Bracknell. From 1996 to 1998, he was the President and CEO of Product Safety Resources, Inc., a company focused on electronic product safety information, and from 1988 to 1996, Mr. Green held various operations and leadership positions with Emerson Electric Co. (NYSE:EMR), a multinational manufacturer of a broad range of electrical, electromechanical and electronic products and systems, including: Vice President, General Manager, Process Flow; Vice President Marketing and Sales; and Vice President of Strategic Planning and Technology. Prior to joining Emerson Electric Mr. Green was a management consultant with McKinsey & Company. Mr. Green’s director qualifications include his extensive and diverse business experience, his significant experience in merger, acquisition and divestiture transactions, his understanding of capital markets, and his extensive background in strategic planning.

KATHLEEN P. IVERSON, age 57, has served as a director of the Company since September 2008 and is Chair of the Audit Committee and of the Strategic Transactions Committee. Ms. Iverson has been a director of CyberOptics Corporation (NASDAQ:CYBE), a manufacturer of optical process control sensors and measurement and inspection systems used in the electronics assembly equipment market and in the semiconductor industry, since May 1998 and Chairman of the Board since August 2009, and has served as its President and CEO since January 2003. She joined CyberOptics Corporation in January 2002 as its President and COO. Previously, she was employed by Rosemount, Inc., a multinational manufacturer of high-performance instrumentation for the processing industries and a subsidiary of Emerson Electric Co. (NYSE:EMR), from 1979 through December 2001, and held various finance and leadership positions, including Vice President/General Manager, Complete Point Solutions, and Vice President/General Manager, Worldwide Temperature. Ms. Iverson’s director qualifications include her extensive experience in governance and leadership roles with other public companies, as well as her high level of financial literacy and significant corporate finance experience.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2015 (Class I)

BRADLEY J. SHISLER, age 43, has served as a director of the Company since February 2011 and is a member of the Compensation, Governance and Nominating, and Strategic Transactions Committees. Mr. Shisler currently serves on the board of directors of Pixelworks, Inc. (NASDAQ: PXLW), which creates, develops and markets video display processing technology for digital video applications that demand the very highest quality images, and on the board of directors of RealManage Holdings, Inc., a community association management company. Mr. Shisler is a Managing Director of Condire Investors, LLC and is an employee of CPMG, Inc., both of which are Dallas-based investment management companies. From September 2007 until December 2008, Mr. Shisler served as a partner at Blue River Partners, L.L.C., a start-up private equity firm formed to make control investments in lower middle-market companies. Previously, from 1996 to 2007, Mr. Shisler was a principal of Willis Stein & Partners, a private equity fund with nearly $3 billion of equity capital under management. While at Willis Stein, Mr. Shisler served on the boards of directors of Baker & Taylor Corporation, a leading national distributor of books, DVDs and music; CompuPay, Inc., a provider of outsourced payroll processing, tax filing and other related services; National Veterinary Associates, Inc., an owner and operator of 96 companion animal veterinary hospitals throughout the U.S.; and Ziff Davis Media Inc., an integrated media company focused on the technology and video game markets. Mr. Shisler has a M.B.A., with distinction, from the Kellogg School of Management at Northwestern University, as well as both a B.S. degree in chemical engineering and a B.A. degree in political science from Rice University. Mr. Shisler’s director qualifications include his deep experience with the development of corporate strategy and the oversight of its implementation that results from the active involvement in the direction of numerous companies in a variety of industries, including service on five other corporate boards and four other audit committees. Mr. Shisler has extensive private equity experience where he has evaluated hundreds of businesses for potential investment.

RICHARD S WILLIS, age 53, has served as a director of the Company since February 2011 and was a member of the Compensation Committee until his appointment as President and Chief Executive Officer of the Company in September 2011. Mr. Willis currently serves on the board of directors of Tuesday Morning Corporation (NASDAQ: TUES), a leading closeout retailer with 828 stores across the United States, specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. Previously during 2011, he was the executive chairman of Charlotte Russe, a mall-based specialty retailer of value-priced women’s apparel and accessories. From 2009 to 2011, he served as President of Shoes for Crews, a seller of slip resistant footwear. From 2003 to 2007, he was President and CEO of Baker & Taylor Corporation, the world's largest distributor of books, as well as a global distributor of DVDs and music. While at Baker & Taylor he served for two years as the Chairman of the National Association of Recording Merchandisers. Previously, Mr. Willis served as Chairman, President and CEO of Troll Communications; President and CEO of Bell Sports; and CFO of several magazine companies, including Petersen Publishing, which he helped take public in 1997. Mr. Willis has a bachelor's degree in business administration and a master's of business administration from Baylor University, where he also serves as a Regent. Mr. Willis’ director qualifications include his considerable executive leadership experience across multiple industries, including with distribution businesses that serve retailers and their suppliers. Mr. Willis has significant expertise in operating businesses and directing transformative changes to their strategic plans.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”). Our corporate governance documents allow the Board flexibility in determining at any particular time the most appropriate leadership structure in order to serve the interests of the shareholders and meet our business needs. The CEO focuses on the strategic direction and day-to-day operation and performance of the Company. The Chairman of the Board focuses on the functioning of the Board in its oversight responsibilities, sets meeting agendas, presides over Board meetings, and acts as the liaison to the Board regarding issues between the independent directors and management. Because the roles of CEO and Chairman are separate, the Board has determined that there is no current need to appoint a lead director.

Independent Directors

Our Board of Directors has determined that each of the following current Directors:  Benson, Bryant, Gentz, Green, Iverson, Shisler, and Weyl, and the nominee, Atchison, are “independent,” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Global Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules. The independent directors meet regularly, generally before or after each regularly scheduled Board meeting.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the identification of and the processes in place for the management of the Company’s enterprise risk. The full Board oversees strategic and operational risks, the Audit Committee oversees financial and compliance risks, the Compensation Committee oversees human resources and compensation risks, and the Governance and Nominating Committee oversees corporate governance risks and coordinates between Board committees to ensure that all significant risk categories are addressed by at least one committee.

Management regularly reports to the Board, or relevant committee, on each major area of enterprise risk and seeks the Board’s concurrence in acceptable risk tolerances and strategies to monitor and ensure that tolerances are not exceeded. At each meeting of the full Board, each committee gives a detailed review of the matters it discussed and conclusions it reached during its recent meetings. Additional reporting and review of identified enterprise risks is conducted as needed or as requested by the Board or a committee. The Board’s management of risk oversight has not had an effect on the Board’s leadership structure.

Board Committees

Our Board of Directors has established three standing committees that meet regularly, the Audit, Governance and Nominating, and Compensation Committees. The Board has also established a Strategic Transactions Committee that meets as needed to assist the Board in its oversight and evaluation of any proposed material investments, acquisitions, joint ventures, or divestiture transactions. The members of the Strategic Transactions Committee are Kathleen P. Iverson (Chair), Frederick C. Green IV and Bradley J. Shisler.

Audit Committee

Our Board of Directors has established a standing Audit Committee that meets regularly. The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee reviews the Company’s significant controls, policies and procedures in connection with the assessment and management of enterprise risk, and coordinates with the Company’s internal auditing department to ensure that effective programs are in place to monitor compliance with applicable policies and procedures. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee during FY2013 were Keith A. Benson (Chair), Monroe David Bryant, Jr. and Kathleen P. Iverson. Our Board of Directors has determined that all members of the Audit Committee are financially literate and are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules and SEC Rule 10A-3. The Board determined that Keith A. Benson qualified as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Governance and Nominating Committee

The Governance and Nominating Committee (i) oversees our system of corporate governance (including significant controls, policies and procedures) and makes recommendations with respect to changes in our core principals of corporate governance; (ii) oversees the development of executive officer succession plans; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; (v) oversees the orientation for new directors and suggests appropriate director education and training for all directors; and (vi) oversees the evaluation of the performance of the Board and management of the Company. The Governance and Nominating Committee reviews the overall composition of the Board, identifies the particular experience, qualifications, attributes and skills of each nominee and incumbent director that qualify such individual for service on the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. The members of the Governance and Nominating Committee during FY2013 were Timothy R. Gentz (Chair), Keith A. Benson and Bradley J. Shisler. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules.

Compensation Committee

The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers and employees in general, as well as the compensation of our directors. In conjunction with the Governance and Nominating Committee, the Compensation Committee approves the CEO’s annual goals and objectives and evaluates the CEO’s performance in light of the established goals and objectives. The Compensation Committee also reviews our compensation policies and practices to ensure that they do not involve compensation risks that are reasonably likely to have a material adverse effect on the Company. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee during FY2013 were Frederick C. Green IV (Chair), Bradley J. Shisler and Tom F. Weyl. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in SEC Rule 16b-3.

Meeting Attendance

During FY2013, our Board of Directors held five regular meetings and 13 telephonic meetings. The Audit Committee held four regular meetings. The Compensation Committee held five regular meetings. The Governance and Nominating Committee held three regular meetings. The current directors attended 100% percent of the meetings of the Board and of the Committees on which the director served. Board members also conferred informally during the year to discuss various aspects of our business affairs. The Board of Directors does not have a formal policy on the attendance of directors at the annual meetings of shareholders but all directors are encouraged to attend. All of the directors then serving attended the annual meeting of shareholders held in November 2012.

Code of Business Conduct and Ethics

On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code of Conduct and reviewing and updating the Code of Conduct. The Audit Committee reviewed the Code of Conduct in FY2013 and determined that no amendments were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code of Conduct for directors and executive officers must be approved by our Board of Directors. No waivers were granted during FY2013.

Corporate Governance Documents

The charters of the Audit, Governance and Nominating, and Compensation Committees, as well as our Code of Conduct, are available for viewing and downloading on the Company’s website at www.speedcommerce.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link. If our Board of Directors grants any waivers of, or amendments to, the Code of Conduct applicable to any of our directors or executive officers, we will also disclose these matters on the “Corporate Governance” link of the website.

Related Party Transactions

The Board does not have a separate written policy regarding the review and approval of related party transactions. However our Audit Committee Charter and Code of Conduct require that the Audit Committee review and approve all transactions with related persons as may be required by the rules of the Securities and Exchange Commission or NASDAQ’s Marketplace Rules. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large shareholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the amount involved exceeds $120,000. The Audit Committee would determine if any such transactions (i) are fair and reasonable, (ii) are on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) do not constitute an objectionable “conflict of interest” for a director, officer or employee of the Company. Directors and executive officers are required to disclose any such transactions under our Code of Conduct and are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire.

During fiscal year 2013, no transactions were disclosed to the Audit Committee which required review as related party transactions, and the Audit Committee was not otherwise aware of any such transactions. However, on December 23, 2011, the Company, with the approval of the Board of Directors, entered into a consulting agreement (the “Agreement”) with Golden Rule Advisors, L.L.C. (the “Consultant”). Mr. Shisler is the sole member of the Consultant. Under the Agreement, the Consultant agreed to provide, on a non-exclusive basis, strategic planning and other advisory services to the Company. The fee for such services is the hourly rate of $200 per hour for all hours worked on a day in which less than a total of five hours is worked, and a flat rate of $1,000 per day for each day in which more than five hours is worked. The Company also agreed to reimburse the Consultant for reasonable expenses incurred in connection with the Agreement, with prior approval required in certain circumstances. The Agreement provides that in no event will fees and expenses exceed $120,000 during any 12-month period. The initial term of the Agreement was three months, with automatic renewals for successive one month periods after the initial term. Any party could terminate the Agreement on written notice at any time and pursuant to this provision, the Company terminated the Agreement effective March 29, 2013. In fiscal year 2013, the Consultant earned a total of $25,000 in consulting fees under the Agreement.

Stock Ownership Guidelines

The Board of Directors has adopted Company stock ownership guidelines for Company officers and directors. For the officers, the guidelines are an expectation that within five years of beginning service at the relevant position, stock ownership (including vested stock options) meet five times base salary for the Chief Executive Officer, three times base salary for the Chief Financial Officer, two times base salary for divisional presidents and one times base salary for other officers. Failure of the officers to meet the guidelines may be considered as a factor in compensation and bonus decisions. For the directors, the guidelines are an expectation that within three years of joining the Board, each director owns 74,000 shares (including vested stock options). The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders and is satisfied with the progress made by our officers and directors in complying with the guidelines. The Board of Directors has also adopted a policy that prohibits the directors and executive officers of the Company from (i) engaging in strategies using puts, calls, equity swaps or other derivative securities in order to hedge or offset any decreases in the market value of any directly or indirectly owned shares of the Company’s stock and (ii) pledging shares of the Company’s stock as collateral for a loan or any other purpose.

Qualifications of Candidates for Election to the Board

Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but will consider, among other qualifications, the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

Role of Diversity in Director Selection

The Governance and Nominating Committee seeks to nominate individuals who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. Board members should display the personal attributes necessary to be an effective director, including integrity, sound judgment, independence, the ability to operate collaboratively and a commitment to the Company’s shareholders. The Governance and Nominating Committee values diversity as a factor in selecting individuals nominated to serve on the Board of Directors. Although the Board of Directors prefers a mix of backgrounds and experience among its members, it does not follow any ratio or formula to determine the appropriate mix, nor is there a specific policy on diversity. The Governance and Nominating Committee uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to a high standard of service for the Board of Directors.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. The full Board approves the final nominations. New candidates are interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. An approved new candidate must consent to and pass a background investigation prior to receiving a formal invitation to become a nominee of the Board of Directors.

Shareholder Recommendations of Candidates for Election to the Board

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the following (i) the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; (ii) whether such individual can read and understand fundamental financial statements; (iii) other board memberships (if any); and (iv) such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications, including a consent for a background investigation. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation and accompanying materials in time to do an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider qualified candidates and make its recommendation to the Board of Directors.

Shareholder Nominations of Candidates for Election to the Board

Any shareholder entitled to vote in the election of directors generally may nominate candidates for election to the Board only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by certified or registered United States mail, postage prepaid and return receipt requested, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and (e) the consent of each nominee to serve as a director of the Company if so elected and consent for a background investigation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness, the Company’s General Counsel and Secretary, at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board or Committee, as appropriate.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

Directors who are Company employees do not receive compensation for their services as directors. During FY2013, Directors who were not employees of the Company (“Non-employee Directors) each received a base annual retainer of $36,000, paid in monthly installments. No additional compensation was paid for meeting attendance. The chairpersons of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee each received an additional annual fee of $5,000 and the Chairman of the Board received an additional annual fee of $15,000. In addition, Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings.

Equity Compensation

Non-employee Directors also receive equity compensation consisting of an initial stock option grant and annual stock option grants under the terms of the 2004 Stock Plan, which has been approved by the shareholders. Each newly elected or appointed Non-employee Director receives an initial non-qualified stock option grant covering 50,000 shares of Common Stock. Each Non-employee Director also receives an annual grant on April 1 of each year, of a non-qualified stock option to purchase 12,000 shares of our Common Stock. All stock option grants to Non-employee Directors are exercisable at the fair market value on the date of the grant and vest one-third per year beginning one year from the grant date and expire on the earlier of (i) ten years from the grant date and (ii) one year after the director ceases to serve. Vesting is accelerated upon the occurrence of a “Change of Control Transaction,” as defined in the Stock Plan. As an exception to the foregoing, the Stock Plan provides that any Non-employee Director who is ineligible to stand for re-election after reaching the Board’s mandatory retirement age of 70 will receive an award of 3,000 shares of restricted stock per year during each of the last two years of such director’s last term in lieu of annual stock option grants for such years. In FY2013, this provision was applicable to Mr. Weyl.

In FY2013, pursuant to the foregoing, Directors Benson, Gentz, Green, Iverson, Shisler, and former Director David F. Dalvey each received an annual stock option grant covering 12,000 shares of Common Stock on April 1, 2012 at an exercise price of $1.80 per share. Mr. Weyl received a grant of 3,000 shares of restricted stock on April 1, 2012. In connection with the Company’s acquisition of Speed Commerce Corp. (f/k/a SpeedFC, Inc.), Mr. Bryant was appointed a director and received an initial stock option grant covering 50,000 shares of Common Stock on November 20, 2012 at an exercise price of $1.67.

The following table shows compensation information for our Non-employee Directors for FY2013.

Director Compensation Table for FY2013

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation	Total
Keith A. Benson	$41,000	—	$12,262	—	$53,262
Monroe David Bryant, Jr.(4)	$12,000	—	$51,090	—	$63,090
David F. Dalvey (5)	$24,000	—	$12,262	—	$36,262
Timothy R. Gentz	$56,000	—	$12,262	—	$68,262
Frederick C. Green IV	$41,000	—	$12,262	—	$53,262
Kathleen P. Iverson	$36,000	—	$12,262	—	$48,262
Bradley J. Shisler (6)	$36,000	—	$12,262	$25,000	$73,262
Tom F. Weyl	$36,000	$5,340	—	—	$41,340

(1)	Mr. Willis and Mr. Zisk are not included in this table because they are employees of the Company and received no compensation for services as a director.

(2)

The amount in this column represents the grant date fair value of restricted stock awarded in FY2013 as determined using the opening sale price of our Common Stock on such date. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.

(3)

The amounts in this column represent the grant date fair value of all stock options awarded in FY2013 as determined using the Black-Scholes pricing model. The assumptions used to arrive at the Black-Scholes value are discussed in Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. We recognize the expense for financial reporting purposes over the applicable vesting period.

As of March 31, 2013, each of the Non-employee Directors then serving had outstanding stock options and restricted stock awards covering the following total amount of shares of our Common Stock: Mr. Benson, 84,000 shares; Mr. Bryant, 50,000 shares; Mr. Gentz, 90,000 shares; Mr. Green, 86,000 shares; Ms. Iverson, 92,000 shares; Mr. Shisler, 74,000 shares; and Mr. Weyl, 81,000 shares.

(4)	Mr. Bryant was appointed to the Board on November 20, 2012 in connection with the acquisition of Speed Commerce Corp. (f/k/a SpeedFC, Inc.).

(5)	Mr. Dalvey did not stand for reelection to the Board at the end of his term on November 20, 2012.

(6)

All Other Compensation for Mr. Shisler consists of consulting payments paid pursuant to the consulting agreement described in “Board of Directors, Committees and Corporate Governance – Related Party Transactions.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For FY2013, our members were Directors Benson (Chair), Iverson and Bryant. Ms. Iverson became the Chair in July 2013. Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter can be found on the Company’s website at www.speedcommerce.com. The Committee reviewed the charter in FY2013 and determined that no changes were warranted.

We held four regular meetings during FY2013. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP, and we held an executive session with Grant Thornton LLP at each regular meeting without management present. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for FY2013, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.

We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as specified by the Public Company Accounting Oversight Board requirements regarding independence discussions with audit committees. We discussed this information with Grant Thornton LLP.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for FY2014.

This report is submitted by the Audit Committee of the Company’s Board of Directors:

Kathleen P. Iverson (Chair)

Keith A. Benson (Previous Chair)

Monroe David Bryant, Jr.

 AUDIT AND NON-AUDIT FEES

The following table summarizes the fees we were billed for audit and non-audit services rendered for FY2013 and FY2012 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	FY 2013	FY 2012
Audit Fees (1)	$437,683	$274,526
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees Billed	$437,683	$274,526

(1)

“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2013 and 2012, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)

“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2013 and 2012 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. There were no fees for this category in FY2013 and FY2012.

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning. There were no fees for this category in FY2013 and FY2012.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. There were no fees for this category in FY2013 and FY2012.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval request. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During FY2013, all services were pre-approved by the Audit Committee in accordance with this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of August 30, 2013 (except as otherwise noted), by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of the executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each director, nominee and executive officer is 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081. Percentage computations are based on 56,872,698 shares of our Common Stock outstanding as of August 30, 2013.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable and other convertible securities (including restricted stock units) vesting within 60 days of August 30, 2013 and, which are deemed to be outstanding and to be beneficially owned by the person holding such rights for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors, Nominees and Executive Officers	Shares		Percent
Rebecca Lynn Atchison	0		0
Keith A. Benson	105,800	(1)	*
Monroe David Bryant, Jr.	3,936,984		6.92%
Timothy R. Gentz	134,677	(1)	*
Frederick C. Green IV	90,500	(1)	*
Kathleen P. Iverson	87,000	(1)	*
Bradley J. Shisler	79,384	(1)	*
Tom F. Weyl	116,000	(1)	*
Richard S Willis	812,133	(1)	1.43%
Ward O. Thomas	99,817	(1)	*
Jeffrey B. Zisk	11,601,374	(2)	20.41%
All directors and executive officers as a group (11persons at August 30, 2013)	17,063,669	(1)(2)	29.54%
Diane D. Lapp	132,116	(3)	*
Joyce A. Fleck	93,500	(4)	*

5% Shareholders
Becker Drapkin Management, L.P.	5,020,601	(5)	8.93%
300 Crescent Court, Suite 1111
Dallas, TX75201

*	Indicates ownership of less than one percent.

(1)

Includes shares of Common Stock issuable upon exercise of outstanding options exercisable, and restricted stock units vesting, within sixty days of August 30, 2013 in the following amounts: Keith A. Benson — 74,000 shares; Timothy R. Gentz — 78,000 shares; Frederick C. Green IV — 74,000 shares; Kathleen P. Iverson — 80,000 shares; Bradley J. Shisler— 45,333 shares; Tom F. Weyl — 74,000 shares; Richard S Willis — 391,333; Ward O. Thomas — 83,333; and all directors and executive officers as a group (11 persons at August 30, 2013) — 899,999 shares.

(2)	Includes 1,457,117 and 364,323 shares owned by the Jennifer Kate Partnership LP and the Zisk Family Partnership LP, respectively, of which Mr. Zisk has sole voting and dispositive power.

(3)

Ms. Lapp served as the Company’s Chief Financial Officer until June 24, 2013. Her share ownership includes 37,783 shares owned by Ms. Lapp as of her last date of employment on August 9, 2013 and 94,333 shares of Common Stock issuable upon the exercise of outstanding options exercisable within sixty days of that date.

(4)

Ms. Fleck served as the Company’s President of Business and Logistics Services until October 11, 2012. Her share ownership includes 21,000 and 10,000 shares of Common Stock owned by Ms. Fleck and her spouse, respectively, as of her last date of employment on November 5, 2012 and 62,500 shares of Common Stock subsequently acquired upon the exercise of outstanding stock options.

(5)

Based on information provided in Schedule 13D, Amendment 7, dated October 31, 2011, and Form 4, dated October 31, 2012, filed with the Securities and Exchange Commission by Becker Drapkin Management, L.P. (“BD Management”), Becker Drapkin Partners (QP), L.P. (“QP”), Becker Drapkin Partners, L.P. (“LP”), BD Partners II, L.P. (“Partners”), BC Advisors, LLC (“Advisors”), Steven R. Becker and Matthew A. Drapkin, reporting the following ownership: QP directly owns 1,929,537 shares of Common Stock; LP directly owns 309,610 shares of Common Stock; Partners directly owns 719,404 shares of Common Stock, and a managed account directly owns and has sole voting and dispositive power of 2,062,050 shares of Common Stock. BD Management is the general partner of each of QP, LP and Partners and as such shares voting and dispositive power of 2,958,551 shares of Common Stock. BD Management provides investment advisory services for the managed account and may have a pecuniary interest in its 2,062,050 shares of Common Stock as a result of performance related fees. Advisors is the general partner of Management and may be deemed to beneficially own and have shared voting and dispositive power of the shares beneficially owned by Management. Mr. Becker and Mr. Drapkin are the co-managing members of Advisors and each may be deemed to beneficially own and have shared voting and dispositive power of the shares beneficially owned by Advisors.

EXECUTIVE COMPENSATION

Executive Officers of the Company

Our Executive Officers are currently: Richard S Willis, President and Chief Executive Officer; Terry J. Tuttle, Chief Financial Officer; Jeffrey B. Zisk, President of Speed Commerce Corp. (f/k/a SpeedFC. Inc.); and Ward O. Thomas, President of Distribution. Effective June 24, 2013, the Board appointed Mr. Tuttle as the Company’s Chief Financial Officer replacing Diane D. Lapp.

Please see the section herein entitled “Information Concerning Directors and Nominees” for biographical information regarding Messrs. Willis and Zisk.

Terry J. Tuttle has been the Chief Financial Officer since June 2013. He is a licensed CPA and was a partner in the accounting firm of Weston & Tuttle in Cameron Park, CA from 2001 until June 2013. Prior to that time he held positions as the COO of Troll Communications, one of the nation’s largest children’s book publishers, CFO of bicycle helmet maker, Bell Sports, CFO of McMullen Argus Publishing (a division of PRIMEDIA) and vice president of finance for The Petersen Companies. He also has prior experience in various senior financial positions with two NYSE companies.

Ward O. Thomas has been the President of Distribution since October 2012. He previously served as the President of Business Services and Development since August 2010. From 2007 to 2010, he was the Senior Director of North America Consumer Sales at Trend Micro Incorporated, a Tokyo-based leader in network antivirus and internet content security software and services. From 2005 to 2007, he served as Senior Vice President of Sales and Operations at FUNimation, a former Company subsidiary. Previous to that time, he spent eight years as an executive in the Company’s distribution business.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis discusses the Company’s compensation philosophy, policies, practices and decisions that were applicable in FY2013 with respect to: (i) our Chief Executive Officer (“CEO”) (our principal executive officer); (ii) our Chief Financial Officer (“CFO”) (our principal financial officer) serving throughout FY2013; (iii) the two remaining executive officers that were serving as such at March 31, 2013; and (iv) one former executive officer who was not serving as an executive officer at March 31, 2013 but whose total compensation in FY2013 would have been among the three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEO’s”), as follows:

Name	Position

Richard S Willis	President and CEO
Diane D. Lapp	CFO at March 31, 2013
Ward O. Thomas	President of Distribution
Jeffrey B. Zisk	President of Speed Commerce Corp.
Joyce A. Fleck	Former President of Business and Logistics Services

This discussion should be read in conjunction with the “Executive Compensation Tables” and accompanying narrative disclosure. The tables and narrative provide more detailed information regarding the total compensation and benefits awarded to, earned by, or paid to the Named Executive Officers during FY2013, and, depending on tenure, during FY2012 and FY2011.

Executive Summary

General Overview

It is the overall goal of our executive compensation program to provide compensation that is reasonable and fair to both the Company and to the Named Executive Officer in light of the performance of the Company, the contribution of each executive officer to that performance and the competition the Company faces to attract and retain highly qualified executive officers. The Named Executive Officers are compensated with a combination of base salary, annual cash incentive opportunity and long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan. Base salary provides the Named Executive Officers with a fixed level of cash compensation in line with their individual experience and responsibilities and market factors. The annual cash incentive provides the Named Executive Officers an opportunity for short-term returns linked to specified Company performance measures. Annual equity awards focus the Named Executive Officers on the long term future performance of the Company and building shareholder value. The Named Executive Officers also participate in benefit and retirement plans generally available to the Company’s other employees.

Executive Compensation Philosophy

We recognize that the success of our Company depends on the talent of our workforce and our relationships with customers and suppliers. The first tenet of our executive compensation philosophy is to develop and retain a high quality professional management team that is able to develop and strengthen relationships with customers and suppliers over the long term and to profitably grow our business. The executive compensation program must be competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment of strong leaders as we expand our product and service offerings. We consider compensation to be appropriately competitive if it is within a range of between -15% and +15% of the median of comparative total compensation market data.

The second tenet of our executive compensation philosophy is to reward our executives fairly and provide proper and balanced incentives in support of long-term value creation for our shareholders. When executives contribute to the attainment of Company financial performance which exceeds a designated threshold amount, they are rewarded with attractive, but capped, annual cash incentive awards. In years when performance is below expectations, the executives receive little or no annual cash incentive. In terms of long-term incentives, we believe that the performance of our stock is the best measure of our performance. The opportunity for our executives to participate in the performance of our stock through equity grants is the most direct link between both performance and pay and between our executives and our shareholders. We reward our executives with equity incentives to more closely align their interests with those of our shareholders, and we maintain ownership guidelines to reinforce that link.

These tenets guide the Compensation Committee in seeking to design effective pay programs and assessing the proper allocation between base salary, annual incentive compensation, and long-term compensation. In addition, in FY2011 and FY2012, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as an independent consultant to advise the Committee on executive compensation matters, including program design, best practices and market trends, and to provide competitive market data regarding executive compensation levels and components of compensation. PM&P was not retained by the Compensation Committee in FY2013.

Summary of Key FY2013 Compensation Elements and Actions

Annual Compensation Component	Key Features	Purpose	FY 2013 Design/Actions
Base Salary	Fixed annual cash amount. __________ Base pay increases considered on an annual basis to reward performance and align within the median range of our comparator group.

Provide a fixed amount of cash compensation upon which the Named Executive Officers can rely which is critical to attract and retain qualified individuals.

__________

Adjustments in base salary used to reward individual performance and reflect increased responsibilities.

No increases were made to the base salaries of the Named Executive Officers except for Ms. Fleck as described below.

Mr. Willis took a voluntary $100,000 reduction to his base salary for the 2013 fiscal year.

Annual Incentive Plan (Cash Incentive Award)

Named executive officers participate in the same Annual Incentive Plan as other management employees.

__________

Compensation Committee established short-term financial goals based on adjusted EBITDA and Net Sales targets to reflect focus on revenue growth and profitability with no bonus accrual below a designated threshold adjusted EBITDA amount.

__________

Individual Named Executive Officers performance evaluated against consolidated financial goals and those of their respective business units.

Motivate and reward achieving or exceeding Company, business unit and individual performance goals, reinforcing pay-for-performance.

__________

Focus our entire organization on key business objectives and motivate our Named Executive Officers to lead their organizations to achieve short-term financial goals.

Annual Incentive Plan design remained the same as previous year.

__________

Since the Company’s consolidated adjusted EBITDA did not reach the threshold amount, the Named Executive Officers did not earn an annual incentive award for FY2013 under the Plan, however, discretionary bonuses were awarded by the Compensation Committee to certain Plan participants.

Long-Term Incentive Compensation (Awarded value delivered through grants of stock options and restricted stock units).

Stock options: generally vest in one-third increments over three-year service period.

__________

Restricted Stock Units: generally vest in one-third increments over three-year service period; Award settled in shares of Company stock.

Equity awards support our growth strategy, provide a link between the Named Executive Officers and our shareholders, and due to vesting over time serve as a retention tool. Restricted stock units provide added retention value as, unlike underwater stock options, they maintain value in times of stock volatility.

The aggregate grant date fair value of all employee equity awards granted in FY2013, as a percent of aggregate base salaries, was greater than the Company’s historical norm for the past several years but less than the competitive median determined by PM&P in FY2012.

In FY 2013, the Named Executive Officers realized $46,374 on the exercise of vested stock options (departing NEO, Ms. Fleck) and they realized an aggregate of $154,099 on the vesting of restricted stock units.

Pay for Performance

The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy, since annual cash incentives are paid upon the achievement of a set of measurable Company financial performance metrics, and equity award values depend on the value of the Company’s stock, thus encouraging achievement of long-term value creation that benefits all shareholders. To avoid excessive windfall payments, annual cash incentives are capped at 150% of target values, and the Compensation Committee retains discretion, including negative discretion, in modifying awards.

Good Governance

●

Compensation Decision Independence: The Compensation Committee is comprised solely of independent directors, and the Compensation Committee periodically uses an independent and conflict-free compensation consultant that does not provide any other services to the Company. We will continue to monitor Committee and consultant independence and comply with exchange listing standards promulgated in accordance with the SEC rule adopted under the Dodd-Frank Act.

●

Ownership Guidelines: The Named Executive Officers are subject to stock ownership guidelines with an expectation that they reach a certain level of stock ownership within five years of assuming their current position through stock purchases and retention of shares acquired through equity grants. The Compensation Committee regularly reviews achievement of the guidelines and may consider failure to meet the goals as a negative factor when making compensation decisions.

●	Hedging Prohibited: The Named Executive Officers are prohibited from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock.

●

Clawbacks: When the SEC adopts final rules regarding “clawback” of incentive compensation, the Board intends to adopt a “clawback” policy in accordance with those rules providing for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results.

●

Risk Assessment: When creating compensation incentives, the Compensation Committee discusses and considers any enterprise risks that the Named Executive Officers may be incentivized to take in order to achieve the compensation goals. The Compensation Committee believes that the Company’s compensation policies and programs do not create any risks that are reasonably likely to have a material adverse effect on the Company.

●

No Excise Tax Gross-Ups: The Company has not entered into any agreements with the Named Executive Officers that provide for IRC Section 280G excise tax gross-ups with respect to payments contingent upon a change in control.

●	No Supplemental Retirement Plans: The Named Executive Officers do not participate in any executive retirement plans other than the 401(k) plan available to all employees.

●

No Option Repricings: Even though a significant portion of the Company’s outstanding stock options have been underwater for the past several years, the Company has not repriced or replaced any underwater stock options.

Say-on-Pay Voting Results

The Compensation Committee considers the prior year shareholder advisory vote on the compensation of the Named Executive Officers as appropriate in making compensation decisions. At the annual meeting of shareholders held in November 2012, more than seventy-eight percent of the shareholders present and voting on the matter approved, on an advisory basis, the compensation disclosed in the Company’s proxy statement for the meeting. As a result, the Compensation Committee concluded that the Company's shareholders were generally supportive of the Company's executive compensation philosophy, policies and programs. The Compensation Committee determined to continue such philosophy, policies and programs, with such updates and modifications as appropriate for changing circumstances.

At the annual meeting of shareholders held in October 2011, the option to hold future Say on Pay votes every year received the highest number of votes cast by the shareholders voting on the frequency proposal. The next shareholder advisory vote on the frequency of Say on Pay votes will occur at the annual meeting of shareholders to be held in 2014.

Compensation Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for our executive compensation philosophy, the design of our executive compensation programs and the administration of our compensation and benefit plans. The Compensation Committee, which is composed entirely of independent, non-employee directors, determines the compensation paid to the CEO and reviews and approves the compensation paid to other executive officers (further detail as to the Committee’s roles and responsibilities can be found in our charter available for viewing and downloading on the Company’s website at www.speedcommerce.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link). Compensation Committee members for FY2013 were: Mr. Green (Chair); Mr. Shisler; and Mr. Weyl.

In setting compensation for the Named Executive Officers, the Compensation Committee:

●	Reviews external market data;
●	Confirms the reasonableness of total compensation and of each component of compensation when compared to competitive market data;
●	Evaluates overall Company performance in relation to financial and strategic objectives, competition and industry circumstances;
●

In conjunction with the other independent directors on the Board, reviews and approves the annual goals and objectives for the CEO and evaluates the CEO’s performance in light of the established goals and objectives and strategic and operational accomplishments;

●	For other Named Executive Officers, reviews annual goals and objectives and assesses individual performance and any changes in duties and responsibilities;
●	Adjusts base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including competitive market data;
●	Approves the design of the annual cash incentive plan, establishes the annual financial objectives for the plan and assesses Company performance in light of the pre-established goals; and
●	Grants awards under our long-term incentive plan, as appropriate, based on competitive market data and an evaluation of the current performance and future potential of each Named Executive Officer.

The Compensation Committee regularly holds executive sessions that are not attended by any members of management or non-independent directors. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities as allowed under applicable law. The Compensation Committee has delegated to any two of the following — CEO, CFO, and General Counsel — the authority to grant long-term incentive awards to non-executive officers under limited circumstances and pursuant to specific guidelines established by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. The Compensation Committee normally discusses compensation decisions with respect to the CEO in executive sessions without the CEO or other management present, and makes determinations regarding the CEO in consultation with the independent directors on the Governance and Nominating Committee.

Role of Management

Most Compensation Committee meetings, except for the executive portions thereof, are attended by the CEO and a representative of Human Resources. Depending on the topics to be discussed, the CFO and/or General Counsel may also attend. The CEO’s role in the Compensation Committee process is oversight of all of management’s recommendations and reports to the Compensation Committee and/or Board of Directors. The CEO provides direct input to the Compensation Committee on such matters as the affordability and efficacy of various plan designs. The CEO may also make recommendations with respect to scheduling meetings and agenda topics and occasionally meets with Compensation Committee members outside of scheduled meetings. The Compensation Committee considers the CEO’s input, but ultimately makes all of its decisions independently. The CEO sets objectives each year for the other Named Executive Officers which are tailored to the duties and responsibilities of the particular officer and the challenges that his or her business or functional unit faces. The Compensation Committee reviews and approves the objectives. Following the end of the fiscal year, the CEO, also with the oversight of the Compensation Committee, evaluates the performance of the other Named Executive Officers against their individual objectives for the year.

Management makes recommendations to the Compensation Committee on the base salary, annual incentive plan targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

Role of Independent Compensation Consultants

The Compensation Committee has from time to time engaged independent compensation consultants to advise on executive compensation levels and practices, plan designs and competitive market data. In FY2011 and FY2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), a consultant that specializes in providing compensation services to boards of directors and that has never provided any compensation or other services to our management. PM&P was selected for its experience and independence and lack of conflict. It has been a leading compensation consultant to boards of directors for over two decades and it has never provided any compensation or employee benefits services to the Company’s management. The Compensation Committee did not engage PM&P to provide a competitive market review during FY2013.

Compensation Mix

Our executive compensation is comprised primarily of the following elements: fixed cash compensation, in the form of base salary; and variable compensation, in the form of short-term annual incentive pay and long-term incentive compensation. Long-term incentive compensation consists of equity grants, while short-term incentive compensation is paid in cash. Although, the Compensation Committee has not set specific targets for the relative percentages of these elements, it strives for a balance that rewards executives for the achievement of short-term (annual) goals while also focusing on the long-term revenue and profitability of the Company. Because the Compensation Committee believes that the CEO has a greater impact on the achievement of long-term targets, it determined that variable compensation should constitute a greater percentage of his compensation when compared to the other Named Executive Officers. For FY2013, the relative percentages of these elements were as follows:

Relative Percentages of Compensation Elements for NEO’s serving as of March 31, 2013

NEO	Base Salary		Percent of Total	Target Annual Incentive	Percent of Total	Long Term Incentive Grant Date Fair Value	Percent of Total

Richard S Willis	$450,000	(1)	32%	$360,000	25%	$617,540	43%
Diane D. Lapp	$255,000		47%	$127,500	24%	$154,784	29%
Ward O. Thomas	$270,000		51%	$135,000	26%	$120,887	23%
Jeffrey B. Zisk	$325,000		67%	$162,500	33%	$0	0%

(1)

Mr. Willis voluntarily reduced his Base Salary to $350,000 for the duration of FY2013, therefore his actual relative percentages were 26%, 27% and 47% for Base Salary, Target Annual Incentive and Long Term Incentive, respectively.

Base Salary Compensation

Base salary is used to provide competitive levels of compensation to executives based upon their experience, duties and areas of responsibility. We pay base salaries because it provides a fixed level of compensation that we feel is necessary to recruit and retain executives. An important aspect of base salary is the Compensation Committee’s ability to use annual base salary adjustments, when the financial performance of the Company permits, to reflect an individual’s performance or changed responsibilities. The Compensation Committee monitors the performance of the executive officers on individual performance objectives established for the fiscal year and annually reviews their base salaries.

The Compensation Committee’s goal is to set base salaries for each executive, including the CEO, at a level that reflects each individual’s performance and organizational impact and at a competitive level nationally. Differences in the amount of base salary between the Named Executive Officers reflect the Compensation Committee’s assessment of the differences in the scope of each executive’s responsibilities and contributions in light of competitive pay levels for similar positions in other similarly situated organizations.

FY2013 Base Salary Actions:

In connection with a restructuring of leadership responsibilities in April 2012, and for internal pay equity considerations, the Committee approved a 4.9% increase in the base salary of Ms. Fleck from $257,500 to $270,000. The Committee did not approve any other base salary increases for NEO’s in FY2013. Mr. Willis voluntarily reduced his base salary to $350,000 for the duration of FY2013.

Upon the acquisition of Speed Commerce Corp. (f/k/a SpeedFC, Inc.) in November 2012, Mr. Zisk’s base salary was set at $325,000.

Annual Incentive Compensation

Annual incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s short-term goals for the current year. Executive officers and other management employees selected by the Compensation Committee participate in the Company’s Annual Incentive Plan. The FY2013 target amounts approved by the Compensation Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus annual incentive) within the competitive range of market data as determined in prior years, provided that the Company’s goals were met.

Annual Incentive Opportunity and Results for NEO’s serving as of March 31, 2013

NEO	Target Award	Target Percent of Base Salary	Maximum Award	Maximum Percent of Base Salary	Actual Award

Richard S Willis	$360,000	80%	$540,000	120%	$100,000
Diane D. Lapp	$127,500	50%	$191,250	75%	0
Ward O. Thomas	$135,000	50%	$202,500	75%	$74,000
Jeffrey B. Zisk	$162,500	50%	$243,750	75%	0

For FY2013, the Annual Incentive Plan performance measures for the Named Executive Officers were based on earnings before interest, depreciation and amortization and excluding stock based compensation expense and after the bonus pool accrual (“Adjusted EBITDA”), weighted at 75%, and net sales, weighted at 25%. The Compensation Committee selected the following financial objectives for FY2013: target consolidated Adjusted EBITDA of $11 million and target consolidated net sales of $478 million. The Compensation Committee chose earnings and sales performance criteria for FY2013 because it believed these are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders. The annual plan design contains a performance threshold. Other than possible discretionary awards as discussed below, annual incentives would not be earned if funding any portion of the annual incentive pool caused the Company to fail to achieve at least 80% of the consolidated Adjusted EBITDA target. The plan design also provided an opportunity for participants to earn an enhanced annual incentive based on Adjusted EBITDA growth. If consolidated Adjusted EBITDA (inclusive of the annual incentive pool accrual) exceeds the target, then the annual incentive pool is increased by 25% of the excess amount. Participants share in the enhanced annual incentive pool on a pro rata basis taking into consideration the achievement of the financial and individual objectives applicable to each participant. However, annual incentive payments under the Plan, including the growth enhancement, are capped at 150% of a participant’s target annual incentive. For FY2013, the Compensation Committee included in the plan design a potential discretionary pool of up to $500,000, which may or may not be awarded in whole or in part. The Compensation Committee may determine, in its discretion, to reward participants with exemplary performance during the fiscal year out of the discretionary pool whether or not the Company’s financial objectives are achieved. The Compensation Committee also reserved the right to change, suspend, or discontinue the Annual Incentive Plan at any time without prior notice to participants.

At the time the annual financial objectives were determined, the Compensation Committee believed the Adjusted EBITDA and net sales targets to be appropriately challenging but realistic under the current economic conditions. Since the consolidated Adjusted EBITDA threshold was not met, no annual incentive was earned under the annual incentive plan pool for FY2013, regardless of actual results on the other objectives. After careful consideration, the Compensation Committee approved the award of discretionary bonus payments under the Plan to certain participants in an aggregate amount of $500,000. Of the NEO’s, Mr. Willis received an award of $100,000, Mr. Thomas received an award of $74,000, and the remainder of the awards were granted to 21 other Plan participants. These discretionary awards were made based on a number of factors including: (i) to recognize the significant progress made during FY2013 towards executing the Company’s strategic plan; (ii) to bolster the morale of key personnel; and (iii) to retain and ensure the engagement of key personnel during the ongoing integration of Speed Commerce Corp. (f/k/a SpeedFC, Inc.) and the associated structural changes in the Company.

Long-Term Incentive Compensation

Long-term incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s long-term goals. Changes in Company stock price have a direct effect on the amount of compensation the Named Executive Officers realize from long-term incentive compensation. This encourages long-term value creation that benefits all shareholders. In addition, multi-year vesting of long-term incentive compensation encourages the retention of our Named Executive Officers.

PM&P’s analysis prepared in FY2012 indicated that the Company’s long-term incentive compensation, as measured by the value of the prior year grants, was generally below the competitive range of the comparative market data. This also lowers the total direct compensation of the Named Executive Officers. When determining the size of individual long term incentive awards and the total number of long term incentive awards for all management employees for the fiscal year, the Compensation Committee considers:

●	the projected impact on our Company’s earnings for the anticipated fiscal year grants and outstanding grants from prior years;

●	the value of the equity awards in the competitive range of the comparative market data;

●	the reasonableness of the proportion of our total shares outstanding (our “run rate”) used for annual equity grants; and

●	the reasonableness of the potential voting power dilution to our shareowners (our “overhang”).

FY2013 Long-Term Incentive Actions:

Of the long term incentive awards granted in FY2013 (excluding grants to Non-employee Directors), 78% were time vested nonqualified stock options and 22% were time vested restricted stock units. The Compensation Committee determined that the restricted stock units will continue to provide an enhanced retention incentive to employees. In addition, the grant of restricted stock units consumes fewer shares under the Company’s shareholder authorized stock plan and has been determined by the Compensation Committee to be consistent with the compensation trends as previously reported by PM&P. The non-qualified stock option awards vest over three years and expire ten years from the grant date provided that the participant is still employed by the Company. The restricted stock units also generally vest over three years. Upon vesting, participants, who are still employed by the Company, will receive one unrestricted share of Common Stock for each vested restricted stock unit.

The Named Executive Officers received long-term incentive awards in FY2013 covering a total of 773,056 shares, which was less than the shares granted to the same individuals in FY2012 by 236,944 shares as a result of a grant to Mr. Willis which was smaller than his new hire grant in the prior year and the departure of Ms. Fleck who did not receive a grant in FY2013. All other employees received long-term incentive awards in FY2013 covering a total of 632,162 shares compared to 394,500 shares in FY2012. The individual NEO’s received equity grants as follows:

Mr. Willis was granted 110,000 restricted stock units and a stock option covering 400,000 shares. Ms. Lapp was granted 27,663 restricted stock units and a stock option covering 100,107 shares. Mr. Thomas was granted 29,290 restricted stock units and a stock option covering 105,996 shares.

Equity Grant Process

Equity-based incentives are granted under our shareholder-approved Amended and Restated 2004 Stock Plan. The Compensation Committee has granted equity awards at its scheduled meetings or by written action without a meeting. These actions are taken on the same day as, or prior to, the grant date. Annual grants are normally discussed and granted in scheduled meetings taking place in September and/or October and become effective and are priced as of the beginning of the first day of the open trading window after public disclosure of the Company’s second quarter financial results. Under authority delegated by the Compensation Committee, management may grant equity awards to employees (other than executive officers) as part of a new hire offer, promotion or reward/incentive for significant achievement, up to 10,000 shares per individual. Grants made outside of the annual grant are effective as of the date of approval or at a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). All stock option grants have a per share exercise price no less than the fair market value of our Common Stock on the grant date, defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. The Compensation Committee does not grant equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

Benefits and Executive Perquisites

The main objectives of our benefits program is to enhance health and productivity and give our employees access to quality healthcare, insurance protection from unforeseen events and assistance in achieving retirement financial goals.

In FY2013, the Named Executive Officers were eligible to receive the following benefits that are generally available to all our employees: (i) group medical and dental insurance; (ii) group long-term and short-term disability insurance; (iii) group life and accidental death and dismemberment insurance; (iv) medical and dependent care flexible spending accounts; (v) wellness programs; (vi) educational assistance; (vii) employee assistance; and (viii) paid time-off policies, including vacation, sick time, and holidays. In addition, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all participating employees are eligible to receive, at the discretion of the Company determined on an annual basis, a matching contribution of 50% of the participant’s contribution up to 4% of base pay. If granted, the matching contribution vests over three years and is generally calculated and paid in April or May for all employee contributions made during the preceding calendar year by participants employed on the last day of the calendar year. The 401(k) Plan match and the incremental value of benefits provided to the Named Executive Officers under the Company’s benefits program are included in the “All Other Compensation” column of the “Summary Compensation Table”. We do not provide defined benefit pension plans or defined contribution retirement plans to executives or other employees other than the 401(k) Plan.

In general, we do not offer executive perquisites to our officers. However, in some cases, specific perquisites are negotiated at the time of an executive’s initial recruitment or promotion to a new position. In FY2013, these included for Mr. Willis reimbursement for out-of-pocket family medical expenses up to $12,000 per plan year; and, in lieu of relocation benefits, reimbursement on a tax neutral basis for reasonable commuting expenses between Texas and Minnesota, including airfare, lodging and local transportation. The dollar values for all perquisites are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Executive Employment Agreements

We have entered into agreements regarding employment and/or severance with each of the Named Executive Officers, the terms of which are described under “Executive Severance and Change in Control Agreements.” The Compensation Committee believes that such employment agreements promote the stability of the Company by (i) lessening the personal uncertainties and potential distraction of the executives created by Company actions resulting in a termination of their employment for reasons other than cause and (ii) establishing the rights and obligations of both the Company and the executive after the employment relationship ends. In addition, reasonable severance arrangements offer a competitive benefit and aid in retention of the services of valuable executives.

The Compensation Committee believes that the amount of severance offered to the Named Executive Officers is not excessive and that the trigger for severance payments, which in all cases is involuntarily termination by the Company without cause or constructive termination due to adverse Company actions, is appropriate and in the best interests of the shareholders. Further, the Compensation Committee believes that the differences in the amount of severance offered among the Named Executive Officers are justified by the scope of each executive’s responsibilities and contributions. As described under “Executive Severance and Change in Control Agreements,” the Company negotiated and entered into an employment and severance agreement with Mr. Zisk in connection with the acquisition of Speed Commerce Corp. (f/k/a SpeedFC, Inc.) in November 2012. Otherwise, no changes were made to the employment and severance agreements in FY2013.

Accounting and Tax Considerations

We aim to keep the expense related to our compensation programs as a whole within affordability levels. If we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above our affordability level.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (the “IRC”). IRC Section 280G and related IRC sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. IRC Section 409A also imposes additional significant individual taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of IRC Section 409A. To assist in the avoidance of additional tax under IRC Section 409A, we structure equity awards and executive employment agreements in a manner intended to comply with the applicable IRC Section 409A requirements.

IRC Section 162(m) prohibits the Company from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other Named Executive Officers (excluding the CFO) relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We anticipate that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of IRC Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

 The Compensation Committee, with the assistance of management, reviews periodically and at least on an annual basis the Company’s compensation policies and programs for all employees for the purpose of assessing the risks associated with compensation.  The Compensation Committee has reviewed the compensation program details, participant information, plan administrative oversight and design features with respect to (i) base salary determination as applicable to our executive officers; (ii) short term incentive pay for director-level employees and above under the annual incentive plan; (iii) short term incentive pay in the form of a quarterly or monthly sales bonus program for a small number of sales employees; and (iv) long term incentive in the form of equity grants to director-level employees and above. The Committee reviewed the strategies that are tied to these compensation practices and identified both the risks inherent in these programs and the following factors that mitigate any such risks to acceptable levels:

●	Appropriate mix between short-term cash compensation and long-term equity grants.

●	Participation in the same annual incentive and long-term equity plans by all director-level and above employees.

●	Maximum payout levels for annual incentive capped at 150% percent of target.

●	Negative discretion over annual incentive program payouts and sales bonus programs may be exercised.

●	Ranges for annual incentive metrics established to avoid payouts on an “all or nothing” basis.

●	Multi-year and overlapping vesting schedules for long-term equity grants.

As a result of the foregoing review, the Compensation Committee determined that the Company’s compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Speed Commerce, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for FY2013. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee:

Frederick C. Green IV (Chair)

Bradley J. Shisler

Tom F. Weyl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee is an executive officer of another entity where any of the Company’s executives serve on the other entity’s compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard S Willis, (5)	FY2013	350,000	192,500	425,040	100,000	97,251	1,164,791
President and CEO	FY2012	237,115	378,000	519,555	0	68,068	1,202,738

Diane D. Lapp, (6)	FY2013	255,000	48,410	106,374	0	4,430	414,214
Chief Financial Officer	FY2012	232,654	86,200	53,292	0	4,105	376,251

Ward O. Thomas,	FY2013	270,000	51,258	69,629	74,000	4,900	469,787
President of Distribution	FY2012	270,000	39,500	66,615	0	1,745	377,860
	FY2011	159,923	41,998	75,375	0	0	277,296

Joyce A. Fleck, (7)	FY2013	144,106	0	0	0	341,900	486,006
Former President of Business and	FY2012	257,500	39,500	66,615	0	4,900	368,515
Logistics Services	FY2011	253,173	42,400	74,760	0	4,900	375,233

Jeffrey B. Zisk, (8)	FY2013	106,694	0	0	0	0	106,694
President of Speed Commerce Corp.

(1)

The amounts in this column represent the grant date fair value of all restricted stock units awarded in the applicable fiscal year as determined using the opening sale price of our Common Stock on such date. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. We recognize the expense for financial reporting purposes over the applicable vesting period.

(2)

The amounts in this column represent the grant date fair value of all stock options awarded in the applicable fiscal year as determined using the Black-Scholes pricing model. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The assumptions used to arrive at the Black-Scholes value are discussed in Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. We recognize the expense for financial reporting purposes over the applicable vesting period.

(3)

The amounts in this column represent the annual incentive paid under our Annual Incentive Plan as discussed in “Compensation Discussion and Analysis.” The amounts listed for FY2013 were earned for FY2013 although paid after the end of the 2013 fiscal year. No awards were earned for FY2011 or FY2012 under the Annual Management Incentive Plan.

(4)

The table below shows the components of this column for FY2013, which include amounts paid or accrued by the Company in FY2013 for perquisites, severance, tax gross-ups and Company matching contributions to our 401(k) defined contribution plan.

Name	401(k) Plan Match	Employment Termination Payments	COBRA or Medical Expense Reimbursement	Commuting Expense Reimbursement	Tax Gross-Up on Commuting Expense Reimbursement
Willis	$1,731	$—	$6,846	$55,800	$32,874
Lapp	$4,430	$—	$—	$—	$—
Thomas	$4,900	$—	$—	$—	$—
Fleck	$4,900	$337,000	$—	$—	$—
Zisk	$0	$—	$—	$—	$—

(5)

Mr. Willis was hired as an executive officer of the Company and appointed President and CEO on September 15, 2011. He continues to serve as a director of the Company but, as of his date of employment, no longer received any additional compensation for his services as a director.

(6)

Ms. Lapp was appointed as an executive officer of the Company and Interim Chief Financial Officer on October 28, 2011. Ms. Lapp was subsequently promoted to Chief Financial Officer on May 25, 2012 and served in that position until June 24, 2013.

(7)	The employment of Ms. Fleck was terminated on November 5, 2012.

(8)

Mr. Zisk became an executive officer and director of the Company on November 20, 2012 in connection with the Company’s acquisition of Speed Commerce Corp. (f/k/a SpeedFC, Inc.) Mr. Zisk receives no additional compensation for his services as a director.

Grants of Plan-Based Awards in FY2013

						All		All
						Other		Other
						Stock		Option
						Awards:		Awards:		Exercise	Closing	Grant Date
						Number of		Number of		or Base	Market	Fair Value of
			Estimated Future Payouts Under			Shares of		Securities		Price of	Price on	Stock and
			Non-Equity Incentive Plan Awards(2)			Stock or		Underlying		Option	Date of	Option
	Grant	Approval	Threshold	Units	Awards	Awards		Grant		Awards	Grant	Awards
Name	Date(1)	Date(1)	($)	($)	($)	(#)		(#)		($/Sh)(3)	($/Sh)	($)
Richard S Willis	11/26/2012	10/23/2012				110,000	(4)					192,500
	11/26/2012	10/23/2012						400,000	(5)	1.75	1.77	425,040
			0	360,000	540,000
						27,663	(4)					48,410
Diane D. Lapp	11/26/2012	10/23/2012						100,107	(5)	1.75	1.77	106,374
	11/26/2012	10/23/2012	0	127,500	191,250
						29,290	(4)					51,258
Ward O. Thomas	11/26/2012	10/23/2012						105,996	(5)	1.75	1.77	69,629
	11/26/2012	10/23/2012	0	135,000	202,500

Joyce A. Fleck
			0	128,750	193,125

Jeffrey B. Zisk
			0	162,500	243,750

_____________

(1)

The date of grant for each award is established by the Compensation Committee during a meeting or by written action without a meeting on or prior to the date of the grant. Pursuant to guidelines adopted by the Compensation Committee, annual grants are normally discussed and approved in scheduled meetings taking place in the fall to become effective as of the first day of the open trading window after public disclosure of second quarter financial information.

(2)

Our Annual Incentive Plan is considered a “non-equity incentive plan.” This column represents the range of awards under the plan possible for FY2013. The amounts that were actually earned by the Named Executive Officers in FY2013 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For FY2013, each Named Executive’s Officer’s target award was established as a percentage of base salary. The target award percentages, objectives and other details are set forth in the discussion of “Annual Incentive Compensation” in our “Compensation Discussion and Analysis.”

(3)

Under the terms of the Amended and Restated 2004 Stock Plan (the “2004 Stock Plan”), as approved by our shareholders, the exercise price is no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date.

(4)	Restricted stock units were granted in FY2013 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis.”

(5)	Stock option grants to the Named Executive Officers in FY2013 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis.”

Outstanding Equity Awards at FY2013 Fiscal Year-End

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares or		Shares
	Number of	Number of				Units of		or Units
	Securities	Securities				Stock		of Stock
	Underlying	Underlying				That		That
	Unexercised	Unexercised		Option	Option	Have		Have
	Options(#)	Options(#)		Exercise	Expiration	Not		Not
Name	Exercisable(1)	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)
Richard S Willis	33,333	16,667	(2)	1.95	2/10/2021	—		—
	4,000	8,000	(3)	1.90	3/31/2021	—		—
	100,000	375,000	(4)	1.75	9/14/2021	—		—
	—	400,000	(5)	1.75	11/25/2022
	—	—		—	—	175,000	(9)	397,250
	—	—		—	—	110,000	(10)	249,700

Diane D. Lapp	10,000	0		7.78	6/13/2015	—		—
	7,000	0		4.59	10/25/2015
	8,000	0		4.95	11/01/2016	—		—
	6,000	0		2.41	11/11/2017
	10,000	0		0.69	11/12/2018	—		—
	10,000	0		2.08	11/2/2019
	23,333	11,667	(6)	2.12	11/3/2020	—		—
	20,000	40,000	(7)	1.58	11/02/2021	—		—
	—	100,107	(5)	1.75	11/25/2022
	—	—		—	—	4,000	(11)	9,120
	—	—		—	—	13,333	(12)	30,266
	—	—		—	—	27,663	(10)	62,795

						0		0

Ward O. Thomas	33,333	16,667	(8)	2.52	9/14/2020	—		—
	25,000	50,000	(7)	1.58	11/02/2021	—		—
	—	105,996	(5)	1.75	11/25/2022
	—	—		—	—	8,333	(13)	18,920
	—	—		—	—	16,666	(12)	37,832
	—	—		—	—	29,290	(10)	66,488

Joyce A. Fleck	0	0		—	—	0		—

Jeffrey B. Zisk	0	0		—	—	0		—

___________

(1)

On March 20, 2006, the vesting of all outstanding stock options with exercise prices equal to or greater than $4.50 per share were accelerated and became exercisable. However, as a condition to the acceleration, the Board required each Named Executive Officer to enter into a lock-up agreement which prohibits the sale, transfer or other disposition of the shares acquired upon any exercise of the accelerated stock options (other than sales to fund the exercise price or to satisfy minimum statutory withholding) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or, if earlier, the officer’s last day of employment with the Company.

(2)

Non-employee Director initial stock option granted on February 11, 2011 with vesting in three equal annual installments on February 11, 2012, February 11, 2013 and February 11, 2014, conditioned on continued service as a director through those dates.

(3)

Non-employee Director annual stock option granted on April 1, 2011 with vesting in three equal annual installments on April 1, 2012, April 1, 2013 and April 1, 2014, conditioned on continued service as a director through those dates.

(4)

Stock option granted September 15, 2011 with vesting in three annual installments of 100,000 shares on September 15, 2012, 175,000 shares on September 15, 2013 and 200,000 shares on September 15, 2014, conditioned on continued employment through those dates.

(5)

Stock options granted November 26, 2012 with vesting in three equal annual installments on November 26, 2013, November 26, 2014 and November 26, 2015, conditioned on continued employment through those dates.

(6)

Stock option granted November 4, 2010 with vesting in three equal annual installments on November 4, 2011, November 4, 2012 and November 4, 2013, conditioned on continued employment through those dates.

(7)

Stock options granted November 3, 2011 with vesting in three equal annual installments on November 3, 2012, November 3, 2013 and November 3, 2014, conditioned on continued employment through those dates.

(8)

Stock option granted September 15, 2010 with vesting in three equal annual installments on September 15, 2011, September 15, 2012 and September 15, 2013, conditioned on continued employment through those dates.

(9)

Restricted stock unit award granted October 3, 2011 with vesting in three annual installments of 50,000 units on September 15, 2012, 75,000 units on September 15, 2013 and 100,000 units on September 15, 2014, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(10)

Restricted stock unit awards granted November 26, 2012 with vesting in three equal annual installments on November 26, 2013, November 26, 2014 and November 26, 2015, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(11)

Restricted stock unit awards granted November 4, 2010 with vesting in three equal annual installments on November 4, 2011, November 4, 2012 and November 4, 2013, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(12)

Restricted stock unit awards granted November 3, 2011 with vesting in three equal annual installments on November 3, 2012, November 3, 2013 and November 3, 2014, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(13)

Restricted stock unit award granted September 15, 2010 with vesting in three equal annual installments on September 15, 2011, September 15, 2012 and September 15, 2013, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

Option Exercises and Stock Vested in FY2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard S Willis	—	—	50,000	76,000
Diane D. Lapp	—	—	12,334	20,474
Ward O. Thomas	—	—	16,667	26,500
Joyce A. Fleck	62,500	46,374	18,750	31,125
Jeffrey B. Zisk	—	—	—	—

(1)	Amount determined using the closing price of our Common Stock on the vesting date.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

We have entered into employment and other agreements with certain executive officers to attract and retain talented executives. With respect to these agreements, a termination for “Cause” generally means a felony conviction, willful neglect, malfeasance or misconduct, or violation of a Company policy, which could result in material harm to the Company, fraud or dishonesty with respect to the Company’s business, breach of duty of loyalty or a material breach of the executive’s covenants in the agreement. A termination “Without Cause” is an involuntary termination for which the Company did not have Cause. A termination by an executive for “Good Reason” generally means a reduction in the executive’s compensation, rights or benefits, a material reduction in duties, responsibilities or authority, relocation to other than the Company’s principal headquarters, an adverse material change in working conditions or a material breach of the Company’s covenants in the agreement. A “Change in Control Transaction” generally includes the occurrence of any of the following: (i) the acquisition by any person or entity of 50% or more of the voting power of the Company’s outstanding shares; (ii)  a sale, merger, other business combination, liquidation or dissolution of the Company, unless following such transaction the Company’s shareholders before the transaction have the same proportionate ownership of stock of the surviving entity; (iii) the board of directors prior to any transaction does not constitute a majority of the board thereafter; and (iv) any other transaction required to be reported as a change of control under Regulation 14A of the Securities and Exchange Commission.

Richard S Willis Employment Agreement with Restrictive Covenants

On October 3, 2011, we entered into an Employment Agreement with Restrictive Covenants with Mr. Willis which was consistent with and superseded the terms of the letter agreement between the Company and Mr. Willis dated September 15, 2011. The agreement commenced on September 15, 2011 and expires on September 14, 2014, subject to automatic extension for successive one-year periods unless either party provides 60 days' advance written notice of such party's desire not to renew. During the term of the agreement, Mr. Willis will serve as a director of the Company and have the authority, responsibilities and duties customarily performed by a president and chief executive officer of similar businesses. The agreement provides for a minimum annual base salary of $450,000 and a target bonus opportunity of up to 80% of this amount for each fiscal year of service. Pursuant to the agreement, Mr. Willis was granted a non-qualified stock option covering 475,000 shares of our Common Stock, vesting over three years, and an award of 225,000 restricted stock units, vesting over three years. Mr. Willis is also entitled to reimbursement for reasonable business expenses, paid vacation and participation in benefit plans on the same basis as other key executive officers of the Company. In addition, Mr. Willis will receive reimbursement for out-of-pocket family medical expenses up to $12,000 per plan year, a one time reimbursement of up to $5,000 for attorney’s fees, and reimbursement, on a tax neutral basis, for reasonable commuting expenses between Texas and Minnesota, including airfare, lodging and local transportation. On February 22, 2012, the Employment Agreement was amended to reflect the desire of Mr. Willis to voluntarily reduce his base salary by $100,000 for the Company’s fiscal year beginning April 1, 2012. Consequently, Mr. Willis’ base salary for fiscal year 2013 is $350,000, however, the voluntary reduction does not affect the calculation of any earned annual incentive bonus or the calculation of any severance payments calculated using a Base Salary of $450,000 during the period of the voluntary reduction.

Either the Company or Mr. Willis may terminate the Employment Agreement for any reason at any time. In the event Mr. Willis’ employment is terminated by the Company due to (i) death, (ii) disability lasting longer than 180 days, (iii) Cause or (iv) non-renewal of the Employment Agreement, Mr. Willis will only be entitled to all earned and unpaid base salary and vacation time as of the termination date. If Mr. Willis is otherwise involuntarily terminated or terminates his employment due to Good Reason, including termination without Cause or for Good Reason within 12 months of a Change in Control Transaction, he will be entitled to severance payments equal to two times his then current base salary and two times the average amount of bonus paid to him during the immediately preceding three years. Severance payments, which require a written release of all claims, will be paid in 24 equal monthly installments beginning on the first day of the seventh month after the termination date.

The agreement requires that Mr. Willis honor confidentiality obligations during and after his employment and provides that for 18 months following the termination of his employment, Mr. Willis will not compete with any material portion of the Company’s business activities, nor solicit the Company's employees, consultants or customers.

Executive Severance Agreements for Diane D. Lapp, Ward O. Thomas, and Joyce A. Fleck

In March 2008, the Company entered into executive severance agreements with Ms. Lapp and Ms. Fleck that replaced and superseded prior change in control severance agreements entered into in 2001. The Company entered into a similar executive severance agreement with Mr. Thomas in August 2010. The agreements provide for severance payments in the event that the executive’s employment is terminated Without Cause or by the executive for Good Reason, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights.

The dollar values for the termination payments paid or payable to Ms. Fleck under her agreement are included in the “All Other Compensation” column of the “Summary Compensation Table.”

The expiration date of the other agreements, which is currently December 31, 2014; is subject to automatic extension for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term.

Jeffrey B. Zisk Employment Agreement

On November 20, 2012, in connection with the closing of the acquisition of Speed Commerce Corp. (f/k/a SpeedFC, Inc.), the Company entered into an executive employment agreement with restrictive covenants with Jeffrey B. Zisk. The agreement provides for a base salary of $325,000 and a target bonus opportunity of up to 50% of this amount for each fiscal year of service. The agreement also grants Mr. Zisk the same eligibility to participate in the Company’s Amended and Restated 2004 Stock Plan as similarly situated executive officers of the Company in future years, but did not provide for any equity grants in FY2013. Mr. Zisk is also entitled to reimbursement for reasonable business expenses, paid vacation and participation in benefit plans on the same basis as similarly situated executive officers of the Company. The initial term of the agreement is for five years from November 20, 2012 and will be renewed at-will, unless notice of termination is provided by either party to the other at least 30 days prior to the expiration of the initial term. Thereafter, employment may be terminated by either party upon written notice.

The agreement provides for severance payments in the event that Mr. Zisk’s employment is terminated Without Cause or by him for Good Reason during the initial term, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in twelve monthly installments beginning on the first day of the seventh month following termination. Severance payments require a written release of all claims unrelated to the Merger Agreement. In addition, the agreement requires that Mr. Zisk honor confidentiality obligations during and after his employment and agree to non-competition, non-recruitment, and non-solicitation provisions during his employment and for up to 24 months following termination of his employment.

POTENTIAL PAYMENTS UPON TERMINATION

The following table assumes that the respective currently serving Named Executive Officer was terminated on March 31, 2013 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above. The numbers in the following table do not change if a Change in Control Transaction occurred within the 12 month period prior to March 31, 2013.

Name	Salary Continuation ($)	Benefit Premiums ($)	Substitute Incentive Plan Payments ($)		Total ($)
Richard S Willis	$900,000	—	$33,333	(1)	$933,333

Diane D. Lapp	$255,000	—	—		$255,000

Ward O. Thomas	$270,000	—	$24,666	(2)	$294,666

Jeffrey B. Zisk	$325,000	—	—		$325,000

(1)	Represents Mr. Willis’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Willis for the last three years under the Annual Management Incentive Plan ($100,000, $0, $0).
(2)	Represents Mr. Thomas’ substitute incentive plan payment calculated as the average of the amounts earned by Mr. Thomas for the last three years under the Annual Management Incentive Plan ($74,000, $0, $0).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These insiders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely upon our review of Forms 3, 4 and 5 filed by the Company’s insiders, and written representations from our directors and executive officers, we believe all Section 16(a) filing requirements were met for the fiscal year ending March 31, 2013.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2014 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081 addressed to the Secretary, by May 21, 2014 (which is 120 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials), but no later than a reasonable time before we begin to print and send our proxy materials for the 2014 annual meeting, in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2014 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by August 3, 2014, (which is 45 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials) the Company will be allowed to use its discretionary voting authority.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Company’s Annual Report on Form 10-K for FY2013 is enclosed herewith. Shareholders may also view and download this Proxy Statement and Form 10-K on Speed Commerce’s website, http://www.speedcommerce.com/Investors/, or the Securities and Exchange Commission’s website, www.sec.gov/idea/searchidea/webusers.htm.

By Order of the Board of Directors,

-s- Ryan F. Urness Ryan F. Urness Secretary and General Counsel
Dated: September 12, 2013

speed commerce

(f/k/a NAVARRE CORPORATION)

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Shareholders to be held

October 23, 2013
2:30 p.m. CDT

proxy

The undersigned, revoking all prior proxies, hereby appoints Richard S Willis and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Speed Commerce, Inc., formerly named Navarre Corporation (the "Company") of record in the name of the undersigned at the close of business on August 30, 2013, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, October 23, 2013, or at any adjournment thereof, upon the matters stated on the reverse of this proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders:

The Proxy Statement and the Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2013, are available for view at **http://www.speedcommerce.com/Investors/**

See reverse for voting instructions.

speed commerce

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/spdc

Use the Internet to vote your proxy until 11:59 p.m. (CDT) on October 22, 2013.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on October 22, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends you vote FOR all nominees:

1. Electing the following directors for the terms described in the accompanying proxy statement:

01 Rebecca Lynn Atchison
02 Keith A. Benson
03 Monroe David Bryant, Jr.
04 Timothy R. Gentz
05 Jeffrey B. Zisk

☐ Vote FOR all nominees (except as marked)   ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. Ratifying the appointment of Grant Thornton LLP.   ☐ For ☐ Against ☐ Abstain

3. Approving, on an advisory basis, the compensation of our named officers for FY2013 as disclosed in the accompanying Proxy Statement (Say on Pay).   ☐ For ☐ Against ☐ Abstain

In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.